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                                      RIDER

                                UPROMISE ACCOUNT

DEFINED TERMS

UPROMISE CONTRIBUTION AMOUNT -- An amount that we will deposit into your UPromise Account according to the terms of this Rider. This amount is shown on the Policy Data Page.

PROVISIONS

1.   WHAT BENEFIT IS PROVIDED BY THIS RIDER?

     This rider provides for the one-time deposit of the UPromise Contribution Amount by us into the UPromise Account that you designate.

2.   WHAT DO YOU NEED TO DO TO BE ELIGIBLE FOR THIS BENEFIT?

     In order to be eligible for the deposit of the UPromise Contribution Amount you must do all of the following: a) at the time of application for the policy have a valid UPromise Account, or open one within 90 days of the policy delivery date; and b) within 90 days of the policy delivery date, register with UPromise the policy to which this rider is attached.

3.   WHEN WILL THE UPROMISE CONTRIBUTION AMOUNT BE DEPOSITED?

     After we have verified your eligibility under Provision 2, we will deposit the UPromise Contribution Amount into your UPromise Account. The deposit will be made no sooner than 30 days but no later than 60 days from the date you register the policy with UPromise.

4.   HOW CAN THIS RIDER BE TERMINATED?

     This Rider will automatically terminate 90 days after the policy delivery date if you do not have a valid UPromise Account in accordance with Provision 2a, and you fail to register your policy in accordance with Provision 2b. This rider will also automatically terminate immediately if UPromise (or a successor organization) ceases operation before the UPromise Contribution amount is deposited into the UPromise Account.



5.   DOES THIS RIDER HAVE CASH VALUE?

     No, this rider does not have cash value.

6. MAY THE UPROMISE CONTRIBUTION AMOUNT BE DEPOSITED INTO MORE THAN ONE UPROMISE ACCOUNT?

     No. The UPromise Contribution Amount will be deposited into only one UPromise Account.

7.   IS THIS RIDER PART OF THE POLICY?

     Yes. This rider is made part of the policy to which it is attached at issue of the policy.

8.   DOES UPROMISE RECEIVE ANY FEE IN CONNECTION WITH THIS RIDER?

     We pay an administrative fee to UPromise. This fee is not deducted from your policy.

9.   IS THERE A COST FOR THIS RIDER?

     There is no added premium for this rider.

10.  IS THE UPROMISE CONTRIBUTION AMOUNT CURRENTLY TAXABLE?

     No. However, the contribution will be reflected when you make a partial withdrawal or a full surrender of your annuity policy.


NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                  /s/ FREDERICK J. SIEVERT
                  --------------------------------
                                         President


                  /s/ GEORGE J. TRAPP
                  --------------------------------
                                         Secretary



201-307